Exhibit 4

JOINT FILING AGREEMENT

     This will confirm the agreement by and between the undersigned that the Statement on Schedule 13D (the “Statement”) filed on or about this date with respect to the beneficial ownership by the undersigned of shares of common stock, no par value, of Sanchez Computer Associates, Inc., a Pennsylvania corporation, is being filed on behalf of the undersigned.

     Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     This Agreement may be executed in one or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

FIDELITY NATIONAL FINANCIAL, INC

Date: February 6, 2004	By:	/s/ Alan L. Stinson

Alan L. Stinson
Executive Vice President and Chief
Financial Officer

FIDELITY INFORMATION SERVICES, INC

	By:	/s/ Alan L. Stinson

Alan L. Stinson
Executive Vice President